AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT dated June 1, 2021, to the Investment Advisory Agreement dated February 1, 2010, as amended (the “Agreement”), is entered into by and among Jacob Funds Inc., a Maryland corporation (the “Corporation”) and Jacob Asset Management of New York LLC, a New York limited liability company (the “Adviser”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

    WHEREAS, the parties desire to amend said Agreement by changing Exhibit B thereof;

    NOW, THEREFORE, the parties agree as follows:

Amended and Restated Exhibit B of the Agreement effective September 1, 2017 is hereby superseded and replaced with Amended and Restated Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.,

By:     /s/ Ryan I. Jacob

Name: Ryan I. Jacob
Title: Chairman, President and CEO

JACOB ASSET MANAGEMENT OF NEW YORK LLC

By:     /s/ Ryan I. Jacob

Name: Ryan I. Jacob
Title: Chairman and CEO

Amended and Restated Exhibit B
to Investment Advisory Agreement dated February 1, 2010,
between Jacob Asset Management of New York LLC and Jacob Funds Inc.

Fund	Advisory Fee
Jacob Small Cap Growth Fund	0.80% of annual average daily net assets up to $250 Million 0.70% of annual average daily net assets over $250 Million
Jacob Discovery Fund	1.10% of annual average daily net assets up to $250 Million 0.80% of annual average daily net assets over $250 Million

Effective June 1, 2021.
B-1